Exhibit 99(4)
FORM OF LETTERS TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

CanArgo Energy Corporation
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT • P.M., U.S. EASTERN TIME (• CET), ON
•, 2008, UNLESS CANARGO ENERGY CORPORATION EXTENDS THE RIGHTS OFFERING (SUCH TIME AND
DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT MAY BE EXTENDED, THE
“EXPIRATION TIME”).
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     This letter is being provided in connection with the rights offering (the “Rights Offering”) by CanArgo Energy Corporation of transferable rights to subscribe for and purchase shares of Common Stock (as defined below) (the “Rights”) distributed to all holders of record of shares of CanArgo common stock, par value $0.10 per share (“Common Stock”), at • p.m., U.S. Eastern time ( • CET), on •, 2008 (the “Record Date”). The Rights, the Rights Offering and Common Stock are described in the accompanying prospectus (the “Prospectus”). The Rights are evidenced by a transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name of your nominee. We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who have received the Rights distributable with respect to those shares, regarding the Rights Offering.
     In the Rights Offering, CanArgo is offering an aggregate of approximately • shares of Common Stock, as described in the Prospectus. As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned at • p.m., U.S. Eastern time ( • CET), on the Record Date. Each Right will allow such holder to subscribe for one (1) share of Common Stock at a subscription price of $0.10 per full share (the “Subscription Price”). Such holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering, but instead shares of Common Stock received upon the exercise of Rights will be rounded down to the nearest whole number.
     Rights may be transferred or assigned. The American Stock Exchange (the “AMEX”) has informed us that the Rights will be traded on the AMEX under the symbol “•” beginning on or about •, 2008. The Oslo Stock Exchange (“OSE”) has informed us that the Rights will be traded on the OSE under the symbol “•” beginning on or about •, 2008. In addition, you may sell your Rights through Computershare, the U.S. Subscription Agent (the “U.S. Subscription Agent”), in which case, you must deliver your properly executed Subscription Rights Certificate, with appropriate instructions, to the U.S. Subscription Agent by • p.m., U.S. Eastern time ( • CET), on •, 2008, three business days prior to the Expiration Time.
     We have enclosed copies of the following documents for your use:
1.	The Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

3.	A Notice of Guaranteed Delivery of Subscription Rights Certificates Issued by CanArgo;

4.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights;

5.	A Nominee Holder Certificate Form;

6.	A return envelope addressed to Computershare, the U.S. Subscription Agent for the Rights Offering; and

7.	Notice of Important Tax Information.
     To exercise your Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the Subscription Price for each share of Common Stock subscribed for, to the U.S. Subscription Agent, prior to the Expiration Time, as described in the Prospectus. The U.S. Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery, with payment of the full Subscription Price, including final clearance of any checks, at or prior to the Expiration Time. All exercises of Rights are irrevocable. Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.
     If you hold Common Stock for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your clients. You may exercise such Rights in the aggregate by completing the form entitled “Nominee Holder Certificate,” which we have enclosed.
     All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by CanArgo or the U.S. Subscription Agent.
     Additional copies of the enclosed materials may be obtained from the U.S. Subscription Agent. The telephone number of Computershare is (303) 262-0600 (or toll free (800) 962-4284 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to the U.S. Subscription Agent.
Very truly yours,
CanArgo Energy Corporation
NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CANARGO ENERGY CORPORATION OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE RIGHTS OR COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS, THE RIGHTS OFFERING OR THE COMMON STOCK, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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